Exhibit 10.2

AKILI, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (as amended, the “Policy”), effective August 19, 2022 (the “Effective Date”) and as amended effective as of May 3, 2023 (such date, the “Post-Amendment Effective Date”), of Akili, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid cash and equity compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid monthly in arrears, pro-rated based on the number of actual days served by the director during such calendar month. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair: $40,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chair: $20,000

Audit Committee member: $10,000

Compensation Committee Chair: $15,000

Compensation Committee member: $7,500

Nominating and Corporate Governance Committee Chair: $10,000

Nominating and Corporate Governance Committee member: $5,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

Initial Award: An initial, one-time stock option award (the “Initial Award”) to purchase shares of the Company’s common stock will be granted to each new Outside Director upon his or her election to the Board of Directors. The amount of the Initial Award will be determined as the lesser of (x) a stock option with a Value of $240,000 and (y) a stock option to purchase 44,000 shares. The Initial Award shall vest in equal annual installments over three years from the date of grant, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2022 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date. For purposes of this Policy, “Value” shall mean the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”). The amount of the Annual Award will be determined as the lesser of (x) a stock option with a Value of $120,000 and (y) a stock option to purchase 22,000 shares; provided, however, that starting on or after the Post-Amendment Effective Date, the first Annual Award granted to any new Outside Director who was not on the Company’s Board of Directors as of the date of the Company’s prior annual meeting of stockholders shall be pro-rated based on the number of days of service on the Board of Directors as of the grant date of such first Annual Award. The Annual Award shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Award shall expire ten years from the date of grant and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2022 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the Company’s 2022 Stock Option and Incentive Plan) or upon such Outside Director’s death or disability.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director for service as an Outside Director in a calendar year for services as an Outside Director period shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors (or such other limits as may be set forth in Section 3(d) of the Company’s 2022 Stock Option and Incentive Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Amendment approved and adopted by the Board of Directors on August 2, 2023, with such amendment effective as of the Post-Amendment Effective Date.